Exhibit 10.19

COOPERATION AGREEMENT

Between

HYGO ENERGY TRANSITION LTD.

And

GOLAR LNG PARTNERS LP

This Cooperation Agreement (the "Agreement") is entered into this 31 day of August 2020 by and between:

(1)
HYGO ENERGY TRANSITION LTD. (name changed from Golar Power Limited by resolution of the Shareholders dated August 13, 2020), a company incorporated under the laws of Bermuda with registered address 2nd floor S.E. Pearman Building, Hamilton HM11 Bermuda (hereinafter referred to as "Hygo Energy" which expression shall where the context so admits include its successors-in-title and assigns); and

(2)
GOLAR LNG PARTNERS LP, a master limited partnership formed under the laws of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, MH96960(hereinafter referred to as "GMLP", which expression shall where the context so admits include its, successors-in-title and assigns).

Hygo Energy and GMLP are each referred to as a "Party" and together as the "Parties".

WHEREAS

A.
Hygo Energy develops, owns and operates integrated LNG-based transportation and downstream solutions including LNG carriers, a floating storage and regasification unit ("FSRU") and associated terminal and power generation infrastructure which will operate under long-term contracts with utility-grade offtakers.

B.	GMLP are a leading independent owner and operator of LNG carriers FSRUs and FLNG assets.

C.
The Parties now intend to cooperate to develop hub-spoke LNG terminal solutions which shall utilise GMLP's existing and future available asset portfolio , including utilising GMLP's assets for LNG terminal developments where GMLP's assets are technically suitable (the "Cooperation"). The terms and structure of the commercial cooperation will be worked on a project by project basis given the customized nature of each potential terminal. .

NOW THEREFORE the Parties agree:

1.	INTERPRETATION

1.1	In this Agreement, including the Recitals, the following definitions are used:

"Affiliate" means any company or legal entity which (a) controls either directly or indirectly a Party, or (b) is controlled directly or indirectly by such Party, or (c) is directly or indirectly controlled by a company or entity which directly or indirectly controls such Party. For the purpose of this Agreement, "control" means the direct or indirect ownership of fifty percent (50%) or more of the voting shares of such entity, the right to decide, directly or indirectly, the manner of exercising more than fifty percent (50%) of the votes in a general meeting of an entity or more than fifty percent (50%) of the votes in a meeting of the executive body of an entity or the right to appoint a majority of the board of directors or other governing body of such entity.

"Cooperation" shall have the meaning given to it in Recital C;

"Intellectual Property" means any patent, registered design, copyright, database right, design right, topography right, trade mark, service mark, application to register any of the aforementioned rights, trade secret, rights in unpatented know-how and information, right of confidence and any other intellectual or industrial property right of any nature whatsoever in any part of the world, whether registered or unregistered;

"Person" means any person, company, firm, partnership, entity, association or body corporate;

"Personnel" means a Party or Person's directors, employees, servants, agents, representatives and invitees;

"Opportunity" means a commercial opportunity for the Cooperation where GMLP's assets may be used.

"Project Contract" means the contract Heads of Terms or preliminary agreements which shall contain all the terms applicable to the implementation of an Opportunity, which defines the respective roles, rights and obligations of the Parties;

"Transaction Documents" means the documents to be entered into by the Parties in respect of an Opportunity, including agreements in respect of the project and any financing arrangements relating to the Opportunity.

1.2	In this Agreement, unless the context otherwise requires:

1.2.1	references to recitals, clauses or paragraphs shall be references to recitals, clauses or paragraphs of this Agreement;

1.2.2	the Schedules to this Agreement are an integral part of it;

1.2.3	"including" means including without limitation;

1.2.4	words importing the singular shall include the plural and vice versa; 1.2.5 words importing one gender shall include the other gender;

1.2.6	all references to Persons include reference to their successors in title and permitted assigns; and

1.2.7	clause numbers and headings are for ease of reference only and shall not be taken into account in construing this Agreement.

2.          PURPOSE

2.1
The Parties wish to further establish the basis on which they will evaluate their collaboration arrangement for the purposes of each potential Opportunity with the intent that the Parties will jointly participate in the Opportunities. The Parties shall:

2.1.1	cooperate and engage in good faith to identify one or more potential Opportunities,

2.1.2	if a potential Opportunity is identified, undertake Opportunity specific project visits to further explore project requirements, and

2.1.3	subject to agreement to develop a specific Opportunity, engage in good faith to negotiate and enter into legally binding agreements to develop that Opportunity.

2.2
Any Project Contract and Transaction Documents will contain all the binding terms applicable to an opportunity which is progressed and will fully define the respective roles, rights and obligations of the Parties.

2.3	The Parties agree that if any Party identifies an Opportunity, it shall bring such opportunity to the attention of the other Party.

3.          TERM

3.1.1	Any Party may terminate this Agreement by written notice, upon the occurrence and during the continuation of one of the following events:

(a)
the other Party is in material breach of this Agreement, including but not limited to a breach of Clause 6 (Business Conduct), in which case such termination shall be without prejudice to the other rights of the affected Party, and take immediate effect at no cost, liability or penalty to the notifying Party; or

(b)
the other Party enters into any deed of arrangement or commits an act of bankruptcy or compounds with its creditors, has a receiving order made against it or an order or resolution is passed for its winding up or dissolution otherwise than for the purposes of a bona fide amalgamation or reconstruction which has previously been approved by the notifying Party or otherwise becomes unable to pay its debts as they fall due, is insolvent within the meaning of any applicable law or if the notifying Party reasonably apprehends that any of the above events is likely to occur.

3.2	No rights or obligations shall survive the termination of this Agreement except those:

3.2.1	expressly stated to so survive; or

3.2.2	arising out of a pre-termination breach of this Agreement.

4.          PROCESSES

4.1	Subject to any contractual and legal restrictions, each Party shall, from time to time following the execution of this Agreement:

4.1.1	make available to each other existing data and information relevant for the purposes of each Opportunity evaluation; and

4.1.2	obtain and make available to each other any new data reasonably required for the Parties to undertake a complete asset evaluation and assessment of the feasibility of any Opportunity.

4.2
In negotiating any agreement with any person or entity that may relate to an Opportunity, each Party shall use commercially reasonable efforts to cause that agreement to permit the data and information contemplated by Section 4.1 to be shared with the other Party.

5.          BUSINESS CONDUCT

5.1
No Party, nor its respective Personnel, have engaged, and each Party shall not, and shall procure (insofar as it lawfully can) that any of its respective Personnel do not, engage in any activity or conduct that has resulted or will result in a violation of:

5.1.1	any Anti-Corruption Laws; and

5.1.2
any applicable laws relating to economic or trade sanctions, including the laws or regulations implemented by the Office of Foreign Assets Controls of the United States Department of Treasury and any similar laws or regulations in other jurisdictions.

5.2	Each Party has and shall maintain in place adequate procedures to prevent bribery within the meaning of Section 7(2) of the Bribery Act 2010 by any of its Personnel.

5.3	For the purpose of this Clause 6, "Anti-Corruption Laws" means:

5.3.1	the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997 ("OECD Convention");

5.3.2
the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998, and as may be further amended and supplemented from time to time ("FCPA");

5.3.3	the UK Bribery Act 2010; and

5.3.4
any other applicable law (including any (a) statute, ordinance, rule or regulation; (b) order of any court, tribunal or any other judicial body; and (c) rule, regulation, guideline or order of any public body, or any other administrative requirement) which:

(a)	prohibits the conferring of any gift, payment or other benefit on any person or any officer, employee, agent or adviser of such person; and/or

(b)	is broadly equivalent to the FCPA and/or the above United Kingdom laws or was intended to enact the provisions of the OECD Convention or which has as its objective the prevention of corruption.

6.          MISCELLANEOUS PROVISIONS

6.1
Law and Jurisdiction - This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England.

Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the London Courts of International Arbitration (LCIA) Rules. The tribunal shall be made up of one arbitrator to be agreed by the Parties. Where Parties fail to agree on an arbitrator within thirty (30) days from the date the issue arises, an arbitrator shall be appointed as prescribed by the LCIA Rules. The place of arbitration shall be London, England and the language of the arbitration shall be English. The resulting award shall be final and binding on the Parties and shall be in lieu of any other remedy. Each Party shall bear its costs in respect of any disputes arising under this Agreement.

Each Party acknowledges that the breach of this Agreement would be likely to cause the non-breaching Party considerable loss for which damages would be an inadequate remedy. Accordingly, each Party agrees that in addition to all other remedies available at law or in equity a Party shall be entitled to seek equitable relief including injunctive relief and specific performance from any court of competent jurisdiction upon any breach of this Agreement.

6.2
Assignment - No Party can assign to any third party or in any way dispose of its rights or obligations under this Agreement without the prior written consent of the other Parties which shall not be unreasonably withheld. The Parties shall be entitled to transfer or assign any and all of their rights and/or obligations to an Affiliate, provided that (i) notice of such assignment or transfer shall be promptly given to the other Parties (ii) such Affiliate has the resources and capacities to carry out such obligations, and (iii) unless the other Party otherwise agrees, the Party transferring or assigning shall remain jointly liable with such assignee for the performance of its obligations under this Agreement.

6.3	Amendments - No amendments, changes or modifications to this Agreement shall be valid except if the same are in writing and signed by a duly authorised representative of each of the Parties.

6.4
Waiver - The rights of the Parties (whether arising under this Agreement or under the general law) shall not be waived or varied otherwise than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right; any defective or partial exercise of any such rights shall not preclude any other or further exercise of that or any other such right and no act or course of conduct or negotiation on their part or on their behalf shall in any way preclude them from exercising any such right or constitute a suspension or any variation of any such right.

6.5
Entire Agreement - This Agreement comprise the full and complete agreement of the Parties to date with regard to its subject matter and supersedes and cancels all prior communications, understandings and agreements between the Parties with respect to the subject matter hereof, whether written or oral.

6.6	Counterparts - This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

6.7
Severability - If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, the invalidity or unenforceability of such provision shall not affect the other provisions of this Agreement and all provisions not affected by such invalidity or unenforceability shall remain in full force and effect. The Parties agree to attempt to substitute, for any invalid or unenforceable provision, a valid or enforceable provision that achieves to the greatest possible extent, the economic, legal and commercial objectives of the invalid or unenforceable provision.

6.8	Rights of Third Parties — The Parties agree that:

6.8.1
No provision of this Agreement shall by virtue of the Contracts (Rights of Third Parties) Act 1999 confer any benefit on, nor be enforceable by any person who is not a party to this Agreement. The Parties' rights to terminate, rescind or agree any variation, waiver or settlement under this Agreement are not subject to the consent of any person that is not a party to it.

6.9          Nature of this Agreement - This Agreement does not:

6.9.1	commit any Party to enter into a Project Contract or Transaction Document;

6.9.2	contain all matters on which the Parties must agree before committing to undertake an Opportunity; or

6.9.3
create a partnership or joint venture or establish a relationship of principal and agent between the Parties or otherwise authorise any Party to represent, act on behalf of, or bind the other for any purpose.

Subject to the other express obligations in this Agreement, including the obligation to act in good faith in certain circumstances, no Party shall have any obligation to incur material costs or liabilities in connection with any Opportunity unless and until the terms of the Project Contract and relevant Transaction Documents have been agreed and approved by the management of such Party and the Project Contract and Transaction Documents have been duly executed by all Parties and/or any applicable counterparties..

6.10          No Public Announcements

6.10.1 No Party shall publish or give permission for publication of any information relating to this Agreement or the discussions contemplated by it that includes the name, brand or logos or would imply the name, brand or logos of any of the Parties without the prior written approval of such other Party.

Such approval shall be given separately in relation to each specific application for publication and shall apply only to that application. The accuracy of any information released is the responsibility of the Party making or permitting the publication. If such information is published or publicized not in compliance with such approval or is wrong in any material respect the other Party shall:

(a)	publish an approved or corrected version at the expense of the Party making or permitting the original publication; and

(b)	oblige the Party making or permitting the original publication to publish a correction and apology.

6.10.2 If a Party is required by applicable law or the applicable rules or regulations of any governmental body or stock exchange to disclose information relating to this Agreement or the discussions contemplated by this Agreement, the Party required to make the announcement shall promptly notify the other Party in writing, and the other Party shall have the right to review and comment on the contents of the announcement before such announcement or publication is made. The Party required to make the announcement shall use good faith efforts to incorporate all comments received from the other Party.

6.11	Each Party is solely responsible for all of its costs associated with this Agreement, the discussions, analysis, negotiations and documentation covered hereby.

7.          INTELLECTUAL PROPERTY

7.1
Each Party will remain the owner of its Intellectual Property that is related to or used in connection with this Agreement. Nothing herein shall be construed as granting or transferring any ownership or right to use of whatever kind of any Intellectual Property which may be provided by one Party to the others in connection with this Agreement.

7.2
In the course of assisting the other Parties in evaluating an Opportunity, a Party may develop additional Intellectual Property. This Intellectual Property shall be that Party's exclusive property which it may freely use in providing services for its other customers. Except where expressly and specifically agreed in writing in a separate development agreement and in consideration of appropriate payment, a Party hereto shall not develop any Intellectual Property for ownership by any of the other Parties hereto and the developing Party retains sole ownership of any Intellectual Property created in connection with this Agreement and/or during the course of evaluation and execution of the Opportunity.

8.          NOTICES

8.1
All notices and other communications provided for in this Agreement may be delivered in person, by courier, or by registered or certified mail to the relevant Party at its address shown below or to any other place designated in writing by such Party addressed as follows:

If to Hygo Energy:

Attention: CFO
c/o Golar Management Ltd
6th floor the Zig Zag
70 Victoria Street
London, United Kingdom

If to GMLP:

Attention: CEO
c/o Golar Management Ltd
6th floor the Zig Zag
70 Victoria Street
London, United Kingdom

8.2
Any such notice shall be deemed received upon delivery, if delivered personally, the next business day after delivery by a courier or on the date of acknowledgment of receipt, if delivered by courier, and five (5) days after dispatch if delivered by registered or certified mail.

IN WITNESS WHEREOF, the Parties have this Agreement by their duly authorized representatives as follows:

Signed for and on behalf of	Signed for and on behalf of
Hygo Energy Transition Ltd.	Golar LNG Partners LP

Signature: /s/ Eduardo Maranhao	Signature: /s/ Karl Fredrik Staubo

Name: Eduardo Maranhao	Name: Karl Fredrik Staubo

Title: CFO	Title: CEO

Date: 31/8/2020	Date: 31/8/2020